Exhibit 99.1

Media Relations: Michele Davis 212-761-9621	Investor Relations: Kathleen McCabe 212-761-4469

Morgan Stanley Reports Fourth Quarter and Full Year 2014:

●	Fourth Quarter Net Revenues of $7.8 Billion and Earnings per Diluted Share from Continuing Operations of $0.47

●	Results for the Quarter Included the following Significant Items:
o	Discrete Tax Benefit1 of $1.4 Billion ($0.70 per Diluted Share)2
o	Elevated Compensation Expense Due to Deferral Adjustments3 of $1.1 Billion ($0.40 per Diluted Share)2
o	Negative Revenues from FVA4 of $468 Million ($0.17 per Diluted Share)2
o	Legal Expenses Include $284 Million for Legacy Residential Mortgage Related Matters ($0.12 per Diluted Share)2

●	Excluding DVA,5 Net Revenues were $7.5 Billion (Inclusive of the Negative $468 Million from FVA) and Earnings per Diluted Share from Continuing Operations of $0.406,7,8

●	Investment Banking Ranked #1 in Global IPOs and #2 in Global Announced M&A;9 Continued Strength in Equity Sales & Trading

●	Record Quarterly Wealth Management Revenues of $3.8 Billion and Record Fee-Based Asset Flows of $21 Billion

●
Full Year Net Revenues of $34.3 Billion and Earnings per Diluted Share from Continuing Operations of $2.96; Excluding DVA, Net Revenues were $33.6 Billion and Earnings per Diluted Share from Continuing Operations of $2.756,7,8

NEW YORK, January 20, 2015 – Morgan Stanley (NYSE: MS) today reported net revenues of $7.8 billion for the fourth quarter ended December 31, 2014 compared with $7.8 billion a year ago.  For the current quarter, income from continuing operations applicable to Morgan Stanley was $1.0 billion, or $0.47 per diluted share,10 compared with income of $95 million, or $0.02 per diluted share, for the same period a year ago.10

Results for the current quarter included several significant items: a net discrete tax benefit of approximately $1.4 billion or $0.70 per diluted share principally related to the restructuring of a legal entity;1,2 compensation expense adjustments of approximately $1.1 billion or a loss of $0.40 per diluted share related to changes in discretionary incentive compensation deferrals;2,3 a charge of $468 million or a loss of $0.17 per diluted share related to the initial incorporation of funding valuation adjustments (FVA) into the fair value measurements for certain over-the-counter derivatives and legal expenses of $284 million or a loss of $0.12 per diluted share associated with several residential mortgage and credit crisis related matters.2,4 The prior year fourth quarter included legal expenses of $1.4 billion or a loss of $0.45 per diluted share and a discrete tax benefit of $192 million or $0.10 per diluted share.2

Results for the current quarter included positive revenues related to the change in the fair value of certain of the Firm’s long-term and short-term borrowings resulting from the fluctuation in the Firm’s credit spreads and other credit factors (Debt Valuation Adjustment, DVA) of $223 million, compared with negative revenues of $368 million a year ago.

Excluding DVA, net revenues for the current quarter were $7.5 billion, which were inclusive of negative revenues from FVA of $468 million, compared with $8.2 billion a year ago. Income from continuing operations applicable to Morgan Stanley was $903 million, or $0.40 per diluted share, compared with income of $336 million, or $0.15 per diluted share, a year ago.6,7,8

Compensation expense of $5.1 billion increased from $4.0 billion a year ago primarily driven by compensation expense adjustments of approximately $1.1 billion, representing approximately $756 million related to the reduction in the average deferral of discretionary incentive compensation awards for the 2014 performance year and $381 million for the acceleration of vesting for certain outstanding deferred cash-based incentive compensation awards.3  Non-compensation expenses of $2.8 billion decreased from $4.1 billion a year ago, primarily reflecting lower legal expenses.

For the current quarter, net income applicable to Morgan Stanley, including discontinued operations, was $1.0 billion or $0.47 per diluted share,10 compared with net income of $84 million or $0.02 per diluted share in the fourth quarter of 2013.10

Summary of Firm Results (dollars in millions)

	As Reported		Excluding DVA6
	Net	MS Income	Net	MS Income
	Revenues (a)	Cont. Ops.	Revenues (a)	Cont. Ops.
4Q 2014	$7,764	$1,048	$7,541	$903
3Q 2014	$8,907	$1,698	$8,692	$1,561
4Q 2013	$7,845	$95	$8,213	$336

a)	Revenues for the fourth quarter of 2014 included a pre-tax charge of $468 million related to the initial implementation of funding valuation adjustments (FVA).

Fourth Quarter Business Overview

●
Institutional Securities net revenues excluding DVA were $3.2 billion11 reflecting challenging market conditions in Fixed Income & Commodities sales and trading and the impact of implementing FVA, with continued strength in Equity sales and trading and Investment Banking.

●
Wealth Management net revenues were $3.8 billion.  The pre-tax margin was 19%, which included the impact of compensation expense deferral adjustments.3,12 Fee based asset flows for the quarter were a record $20.8 billion, with total client assets above $2.0 trillion at quarter end.

●	Investment Management reported net revenues of $588 million with assets under management or supervision of $403 billion.

James P. Gorman, Chairman and Chief Executive Officer, said, “We finished 2014 in substantially better shape than we entered the year.  We delivered strong results across several of our businesses, although overall performance was affected by the choppy market conditions of the fourth quarter.  We also addressed a number of items that, while affecting our results in the short term, position us well in the years ahead.  Entering 2015, we remain confident about our business mix, market position and the opportunities ahead of us.”

FOURTH QUARTER RESULTS

Summary of Institutional Securities Results (dollars in millions)

	As Reported		Excluding DVA11
	Net	Pre-Tax	Net	Pre-Tax
	Revenues (a)	Income	Revenues (a)	Income
4Q 2014	$3,430	$(863)	$3,207	$(1,086)
3Q 2014	$4,516	$1,227	$4,301	$1,012
4Q 2013	$3,343	$(1,248)	$3,711	$(880)

a)	Revenues for the fourth quarter of 2014 included a pre-tax charge of $468 million related to the initial implementation of funding valuation adjustments (FVA).

INSTITUTIONAL SECURITIES

Institutional Securities reported a pre-tax loss from continuing operations of $863 million compared with a pre-tax loss of $1.2 billion in the fourth quarter of last year.  Results for the current quarter include the compensation expense deferral adjustments,3 initial implementation of FVA and the legacy residential mortgage legal expenses noted previously.4  Income after the noncontrolling interest allocation and before taxes was a loss of $895 million.13  Net revenues for the current quarter were $3.4 billion compared with $3.3 billion a year ago.  DVA resulted in positive revenues of $223 million in the current quarter compared with negative revenues of $368 million a year ago.  Excluding DVA, net revenues for the current quarter of $3.2 billion, inclusive of negative revenues from FVA of $468 million, compared with $3.7 billion a year ago.4,11 The following discussion for sales and trading excludes DVA.

●
Advisory revenues of $488 million increased from $451 million a year ago on higher levels of M&A activity.  Equity underwriting revenues of $345 million decreased from $416 million a year ago reflecting lower market volumes.  Fixed income underwriting revenues of $462 million decreased from $495 million in the prior year quarter reflecting lower loan fees.

●
Equity sales and trading net revenues of $1.6 billion increased from $1.5 billion a year ago reflecting continued strength in prime brokerage, partly offset by lower revenues in derivatives and cash equities.14

●
Fixed Income & Commodities sales and trading net revenues of $133 million include a pre-tax charge of approximately $466 million related to the initial incorporation of funding valuation adjustments (FVA) into the fair value measurements of certain over-the-counter derivatives.4 Exclusive of this change in accounting estimate, Fixed Income & Commodities net revenues of $599 million decreased from $694 million a year ago reflecting lower revenues in credit products and commodities, partly offset by higher results in rates and foreign exchange and an out of period collateral optimization valuation gain of $59 million.4,14

●
Other sales and trading net losses of $37 million compared with losses of $231 million a year ago primarily reflecting higher revenues on economic hedges related to the Firm’s long-term debt and higher corporate lending and commitment revenues.

●
Investment revenues were $30 million compared with $177 million in the fourth quarter of last year reflecting lower gains on principal investments in real estate and losses from investments associated with the Firm’s deferred compensation plans.

●
Compensation expense of $2.4 billion increased from $1.6 billion a year ago driven by a reduction in the average deferral of discretionary incentive compensation awards for the 2014 performance year and the acceleration of vesting for certain outstanding deferred cash-based incentive compensation awards.3   Non-compensation expenses of $1.9 billion for the current quarter decreased from $3.0 billion a year ago driven primarily by $1.1 billion of lower legal expenses.  Legal expenses in the current quarter included approximately $284 million associated with several legacy residential mortgage and credit crisis related matters.

●
Morgan Stanley’s average trading Value-at-Risk (VaR) measured at the 95% confidence level was $47 million compared with $42 million in the third quarter of 2014 and $51 million in the fourth quarter of the prior year.15

Summary of Wealth Management Results (dollars in millions)

	Net	Pre-Tax
	Revenues	Income
4Q 2014	$3,804	$736
3Q 2014	$3,773	$800
4Q 2013	$3,716	$715

WEALTH MANAGEMENT

Wealth Management reported pre-tax income from continuing operations of $736 million compared with $715 million in the fourth quarter of last year.  The quarter’s pre-tax margin was 19%, which included the impact of compensation expense deferral adjustments.3,12  Net revenues for the current quarter were $3.8 billion compared with $3.7 billion a year ago.

●	Asset management fee revenues of $2.1 billion increased from $2.0 billion a year ago primarily reflecting market appreciation and positive flows.

●	Transactional revenues16 of $976 million decreased from $1.1 billion a year ago reflecting lower revenues related to the Firm’s deferred compensation plans and lower levels of new issue activity.

●	Net interest income of $625 million increased from $526 million a year ago on higher deposits and loan balances.

●
Compensation expense for the current quarter of $2.3 billion increased from $2.1 billion a year ago driven by a reduction in the average deferral of discretionary incentive compensation awards for the 2014 performance year and the acceleration of vesting of certain outstanding deferred cash-based incentive compensation awards.3  Non-compensation expenses of $777 million decreased from $855 million a year ago due to the absence of an impairment charge of $36 million related to certain intangibles which impacted results in the quarter a year ago, as well as operating efficiencies resulting from the prior year’s completion of the joint venture acquisition.

●
Total client assets exceeded $2.0 trillion at quarter end.  Client assets in fee based accounts of $785 billion increased 13% compared with the prior year quarter.  Fee based asset flows for the quarter were a record $20.8 billion.

●
Wealth Management representatives of 16,076 decreased from 16,456 compared with the prior year quarter.  Average annualized revenue per representative of $944,000 and total client assets per representative of $126 million, increased 5% and 9%, respectively, compared with the prior year quarter.

Summary of Investment Management Results (dollars in millions)

	Net	Pre-Tax
	Revenues	Income
4Q 2014	$588	$(6)
3Q 2014	$667	$193
4Q 2013	$858	$331

INVESTMENT MANAGEMENT

Investment Management reported pre-tax losses from continuing operations of $6 million, inclusive of the compensation expense deferral adjustments3 compared with pre-tax income of $331 million in the fourth quarter of last year.17  Income after the noncontrolling interest allocation and before taxes was a loss of $18 million.

●
Net revenues of $588 million decreased from $858 million in the prior year.  Results reflect lower investment gains and carried interest in the Merchant Banking and Real Estate businesses, and lower results in Traditional Asset Management.18 The current quarter also reflects lower revenues in the Real Estate Investing business driven by the deconsolidation of certain legal entities during the quarter ended June 30, 2014 associated with a real estate fund sponsored by the Firm.19

●
Compensation expense for the current quarter of $381 million increased from $296 million a year ago, principally driven by a reduction in the average deferral of discretionary incentive compensation awards for the 2014 performance year and the acceleration of vesting of certain outstanding deferred cash-based incentive compensation awards.3  Non-compensation expenses of $213 million decreased from $231 million a year ago.

●
Assets under management or supervision at December 31, 2014 of $403 billion increased from $377 billion a year ago primarily due to market appreciation and positive flows.  The business recorded net flows of $3.5 billion in the current quarter.

FULL YEAR RESULTS

Full year net revenues were $34.3 billion compared with $32.5 billion a year ago.  Income from continuing operations applicable to Morgan Stanley for the current year was $6.2 billion, or $2.96 per diluted share,10 compared with income of $3.0 billion, or $1.38 per diluted share,10 a year ago.  The current year included approximately $2.2 billion, or $1.13 per diluted share, of net discrete tax benefits compared with approximately $400 million, or $0.21 per diluted share, of net discrete tax benefits in the prior year.2

Results for the year included positive revenue related to DVA of $651 million, compared with negative revenues of $681 million a year ago.  Excluding DVA, net revenues for the current year were $33.6 billion compared with $33.2 billion a year ago and income from continuing operations applicable to Morgan Stanley was $5.7 billion, or $2.75 per diluted share, compared with income of $3.4 billion, or $1.61 per diluted share, a year ago.6,7,8

The Firm’s compensation expense of $17.8 billion for the current year increased from $16.3 billion a year ago primarily driven by the fourth quarter compensation expense adjustments of approximately $1.1 billion related to the changes in discretionary incentive compensation deferrals.3  Non-compensation expenses of $10.1 billion decreased from $11.7 billion a year ago driven by lower legal expenses.

For the current year, net income applicable to Morgan Stanley, including discontinued operations, was $2.95 per diluted share,10 compared with $1.36 per diluted share a year ago.10

Summary of Firm Results (dollars in millions)

	As Reported		Excluding DVA6
	Net	MS Income	Net	MS Income
	Revenues	Cont. Ops.	Revenues	Cont. Ops.
FY 2014	$34,275	$6,151	$33,624	$5,733
FY 2013	$32,493	$2,975	$33,174	$3,427

Summary of Segments Results (dollars in millions)

	As Reported				Excluding DVA11
	Net Revenues (a)		Pre-Tax Income		Net Revenues (a)		Pre-Tax Income
	FY 2014	FY 2013	FY 2014	FY 2013	FY 2014	FY 2013	FY 2014	FY 2013
Institutional Securities	$16,871	$15,519	$2,740	$946	$16,220	$16,200	$2,089	$1,627
Wealth Management	$14,888	$14,143	$2,985	$2,604	$14,888	$14,143	$2,985	$2,604
Investment Management	$2,712	$3,059	$664	$1,008	$2,712	$3,059	$664	$1,008

a)	2014 Institutional Securities revenues included a pre-tax charge of $468 million related to the initial implementation of funding valuation adjustments (FVA).

INSTITUTIONAL SECURITIES

Institutional Securities reported pre-tax income from continuing operations of $2.7 billion compared with $946 million a year ago.  Net revenues for the current year were $16.9 billion compared with $15.5 billion a year ago. Net revenues for the current year included the impact of a pre-tax charge of approximately $468 million related to the initial incorporation of FVA into the fair value measurements of certain over-the-counter derivatives.4  DVA resulted in positive revenue of $651 million in the current year compared with negative revenue of $681 million a year ago.  Excluding DVA, net revenues for the current year were $16.2 billion, which were inclusive of FVA, compared with $16.2 billion a year ago.4,11  The year’s pre-tax margin was 16% (excluding DVA, 13%).11,12  Income after the noncontrolling interest allocation and before taxes was $2.6 billion.13 Compensation expense of $7.8 billion increased from $6.8 billion a year ago primarily driven by compensation expense adjustments related to the changes in discretionary incentive compensation deferrals.3  Non-compensation expenses of $6.3 billion decreased from $7.8 billion a year ago primarily due to lower legal expenses.

WEALTH MANAGEMENT

Wealth Management reported pre-tax income from continuing operations of $3.0 billion compared with $2.6 billion a year ago.  Net revenues for the current year were $14.9 billion compared with $14.1 billion a year ago.  The year’s pre-tax margin was 20%.12 Compensation expense was $8.8 billion compared with $8.3 billion a year ago, primarily driven by higher revenues.  Non-compensation expenses of $3.1 billion decreased from $3.3 billion a year ago.

INVESTMENT MANAGEMENT

Investment Management reported pre-tax income from continuing operations of $664 million compared with $1.0 billion a year ago.17  The year’s pre-tax margin was 24%.12  Income after the noncontrolling interest allocation and before taxes was $573 million.  Net revenues of $2.7 billion decreased from $3.1 billion a year ago primarily driven by lower gains on investments in the Merchant Banking and Real Estate businesses and the absence of carried interest.18  Compensation expense was $1.2 billion, which remained unchanged from a year ago.  Non-compensation expenses of $835 million compared with $862 million a year ago.

CAPITAL

As of December 31, 2014, the Firm’s Common Equity Tier 1 risk-based capital ratio was approximately 14.2% and its Tier 1 risk-based capital ratio was approximately 15.9%.  The Firm is subject to a “capital floor” such that these regulatory capital ratios currently reflect the U.S. Basel III Advanced Approaches (“Advanced Approach”) under transitional provisions, which represent the lower of the Firm’s capital ratios calculated under the Advanced Approach and U.S. Basel I and Basel 2.5 capital rules, taking into consideration applicable transitional provisions under U.S. Basel III.20

At December 31, 2014, book value and tangible book value per common share were $34.62 and $29.63,21 respectively, based on approximately 2.0 billion shares outstanding.

OTHER MATTERS

In the current quarter the Firm reported an overall tax benefit of $1.2 billion, which reflected a net discrete tax benefit of approximately $1.4 billion primarily related to a legal entity restructuring that included a change in tax status of MSSBH from a partnership to a corporation.1  The effective tax rate from continuing operations for the full year was 0.6%, inclusive of net discrete tax benefits of $2.2 billion.

During the quarter ended December 31, 2014, the Firm repurchased approximately $271 million of its common stock or approximately 8 million shares.

The Firm declared a $0.10 quarterly dividend per common share, payable on February 13, 2015 to common shareholders of record on January 30, 2015.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  With offices in more than 43 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

This earnings release contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and other items throughout the Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K, including any amendments thereto.

1 On October 31, 2014, the Firm completed a legal entity restructuring that included a change in tax status of Morgan Stanley Smith Barney Holdings LLC (MSSBH) from a partnership to a corporation.  MSSBH is the holding company for the former Wealth Management JV.  As a result of this change in tax status, the Firm’s effective tax rate from continuing operations for the three month period ending December 31, 2014 includes a discrete net tax benefit of approximately $1.4 billion primarily due to the release of a deferred tax liability which was previously established.

2 The impact to earnings per diluted share from continuing operations is calculated by dividing the net discrete tax benefits and the net of tax compensation adjustments, FVA negative revenues and legal expenses, respectively by the average number of diluted shares outstanding.

3 On December 1, 2014, the Firm’s Compensation, Management Development and Succession (CMDS) Committee of the Board of Directors approved an approach for awards of discretionary incentive compensation for the 2014 performance year to be granted in 2015 that would reduce the average deferral of such awards to an approximate baseline of 50%. Additionally, the CMDS Committee approved the acceleration of vesting for certain outstanding deferred cash-based incentive compensation awards.  With its business strategy in place and greater financial stability, the Firm was in a position to change the level of deferrals, making the Firm’s practice more consistent with deferral levels at the Firm’s global competitors. The impact of these actions on compensation and benefits expense for the Firm and each business segment are as follows (amounts presented in millions):

	ISG	WM	IM	Total Firm
Pro-forma 2014
compensation and benefits expense (a)	$6,882	$8,737	$1,068	$16,687

Fourth quarter actions:
change in 2014 level of deferrals (b)	$610	$66	$80	$756
acceleration of prior year cash-based deferred awards (c)	$294	$22	$65	$381
	$904	$88	$145	$1,137

Actual 2014 compensation and benefits expense	$7,786	$8,825	$1,213	$17,824

a)
Pro-forma 2014 represents compensation and benefit expense at pre-adjustment accrual levels (i.e., at an approximate average baseline 74% deferral rate and with no acceleration of cash-based award vesting that was utilized for the first three quarters of 2014)

b)	Reflects reduction in deferral level from an approximate average baseline of 74% to an approximate average baseline of 50%
c)	Represents acceleration of vesting for certain cash-based awards

4  During the fourth quarter of 2014, Morgan Stanley incorporated funding valuation adjustments (FVA) into the fair value measurements of over-the-counter uncollateralized or partially collateralized derivatives, and in collateralized derivatives where the terms of the agreement do not permit the reuse of the collateral received.  The Firm’s implementation of FVA reflects the inclusion of FVA in the pricing and valuations by the majority of market participants involved in the Firm’s principal exit market for these instruments.  In general, FVA reflects a market funding risk premium inherent in the noted derivative instruments.  In connection with its implementation of FVA, Morgan Stanley incurred a pre-tax charge of approximately $468 million, representing a change in accounting estimate, of which $466 million was reflected as a reduction to Institutional Securities Fixed Income & Commodities sales and trading net revenues.

5 Represents the change in the fair value of certain of the Firm’s long-term and short-term borrowings resulting from the fluctuation in the Firm’s credit spreads and other credit factors (Debt Valuation Adjustment, DVA).

6 Net revenues and income (loss) from continuing operations applicable to Morgan Stanley, excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow for better comparability of period-to-period operating performance. The reconciliation of net revenues and income (loss) from continuing operations applicable to Morgan Stanley from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	4Q 2014	3Q 2014	4Q 2013	FY 2014	FY 2013
Firm net revenues – Non-GAAP	$7,541	$8,692	$8,213	$33,624	$33,174
DVA impact	$223	$215	$(368)	$651	$(681)
Firm net revenues – GAAP	$7,764	$8,907	$7,845	$34,275	$32,493

Income (loss) applicable to MS – Non-GAAP	$903	$1,561	$336	$5,733	$3,427
DVA after-tax impact	$145	$137	$(241)	$418	$(452)
Income (loss) applicable to MS – GAAP	$1,048	$1,698	$95	$6,151	$2,975
7 From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  For these purposes, “GAAP” refers to generally accepted accounting principles in the United States.  The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results.  These measures are not in accordance with, or a substitute for GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

8 Earnings (loss) per diluted share amounts, excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  Such exclusions are provided to differentiate revenues associated with Morgan Stanley borrowings, regardless of whether the impact is either positive, or negative, that result solely from fluctuations in credit spreads and other credit factors.  The reconciliation of earnings (loss) per diluted share from continuing operations applicable to Morgan Stanley common shareholders and average diluted shares from a non-GAAP to GAAP basis is as follows (number of shares, and DVA impact thereon, are presented in millions):

	4Q 2014	4Q 2013	FY 2014	FY 2013
Earnings (loss) per diluted share from cont. ops. – Non-GAAP	$0.40	$0.15	$2.75	$1.61
DVA impact	$0.07	$(0.13)	$0.21	$(0.23)
Earnings (loss) per diluted share from cont. ops. – GAAP	$0.47	$0.02	$2.96	$1.38

Average diluted shares – Non-GAAP	1,972	1,970	1,971	1,957
DVA impact	0	0	0	0
Average diluted shares – GAAP	1,972	1,970	1,971	1,957

9 Source: Thomson Reuters – for the period of January 1, 2014 to December 31, 2014 as of January 2, 2015.

10 Includes preferred dividends and other adjustments related to the calculation of earnings per share for the fourth quarter of 2014 and 2013 of approximately $120 million and $48 million, respectively. Includes preferred dividends and other adjustments related to the calculation of earnings per share for the years ended 2014 and 2013 of approximately $319 million and $277 million, respectively.  Refer to page 3 of Morgan Stanley’s Financial Supplement accompanying this release for the calculation of earnings per share.

11 Institutional Securities net revenues and pre-tax income (loss), excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow for better comparability of period-to-period operating performance. The reconciliation of net revenues and pre-tax income (loss) from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	4Q 2014	3Q 2014	4Q 2013	FY 2014	FY 2013
Net revenues – Non-GAAP	$3,207	$4,301	$3,711	$16,220	$16,200
DVA impact	$223	$215	$(368)	$651	$(681)
Net revenues – GAAP	$3,430	$4,516	$3,343	$16,871	$15,519

Pre-tax income (loss) – Non-GAAP	$(1,086)	$1,012	$(880)	$2,089	$1,627
DVA impact	$223	$215	$(368)	$651	$(681)
Pre-tax income (loss) – GAAP	$(863)	$1,227	$(1,248)	$2,740	$946

12 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for investors to assess operating performance. Pre-tax margin represents income (loss) from continuing operations before taxes divided by net revenues.

13 Noncontrolling interests reported in the Institutional Securities business segment includes the allocation to Mitsubishi UFJ Financial Group, Inc. of Morgan Stanley MUFG Securities Co., Ltd., which the Firm consolidates.

14 Sales and trading net revenues, including Fixed Income & Commodities (FIC) and Equity sales and trading net revenues excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  The reconciliation of sales and trading, including FIC and Equity sales and trading net revenues from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	4Q 2014	4Q 2013	FY 2014	FY 2013
Sales & Trading – Non-GAAP	$1,721	$1,966	$10,093	$10,432
DVA impact	$223	$(368)	$651	$(681)
Sales & Trading – GAAP	$1,944	$1,598	$10,744	$9,751

FIC Sales & Trading – Non-GAAP	$133	$694	$3,795	$4,197
DVA impact	$161	$(285)	$419	$(603)
FIC Sales & Trading – GAAP	$294	$409	$4,214	$3,594

Equity Sales & Trading – Non-GAAP	$1,625	$1,503	$6,903	$6,607
DVA impact	$62	$(83)	$232	$(78)
Equity Sales & Trading – GAAP	$1,687	$1,420	$7,135	$6,529

15 VaR represents the loss amount that one would not expect to exceed, on average, more than five times every one hundred trading days in the Firm’s trading positions if the portfolio were held constant for a one-day period.  Further discussion of the calculation of VaR and the limitations of the Firm’s VaR methodology is disclosed in Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” included in Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2013.  Refer to page 7 of Morgan Stanley’s Financial Supplement accompanying this release for the VaR disclosure.

16 Transactional revenues include investment banking, trading, and commissions and fee revenues.

17 Results for the fourth quarter of 2014 and 2013 included pre-tax income of $11 million and $46 million, respectively, related to investments held by certain consolidated real estate funds.  Results for the full year 2014 and 2013 included pre-tax income of $88 million and $181 million, respectively, related to investments held by certain consolidated real estate funds.  The limited partnership interests in these funds are reported in net income (loss) applicable to nonredeemable noncontrolling interests on page 10 of Morgan Stanley’s Financial Supplement accompanying this release.

18 Net revenues for the current quarter included gains of $11 million compared with gains of $48 million in the prior year fourth quarter related to investments held by certain consolidated real estate funds.  Net revenues for the current year included gains of $89 million compared with gains of $188 million in the prior year related to investments held by certain consolidated real estate funds.

19 On April 1, 2014, the Firm deconsolidated approximately $2 billion in total assets related to a real estate fund sponsored by the Firm.

20 As an Advanced Approach banking organization, the Firm is required to compute risk-based capital ratios using both (i) standardized approaches for calculating credit risk weighted assets (“RWAs”) and market risk RWAs (the “Standardized Approach”); and (ii)  an advanced internal ratings-based approach for calculating credit risk RWAs, an advanced measurement approach for calculating operational risk RWAs, and an advanced approach for market risk RWAs calculated under Basel III (the “Advanced Approach”). To implement a provision of the Dodd-Frank Act, U.S. Basel III subjects Advanced Approach banking organizations which have been approved by their regulators to exit the parallel run, such as the Firm, to a permanent “capital floor”. In calendar year 2014, the capital floor results in the Firm’s capital ratios being  the lower of the capital ratios computed under the Advanced Approach or the U.S. Basel I-based rules as supplemented by the existing market risk rules known as “Basel 2.5”.  For the current quarter, the Firm's capital floor is represented by the Advanced Approach. Beginning on January 1, 2015, the capital floor will result in the Firm’s capital ratios being the lower of the capital ratios computed under the Advanced Approach or the Standardized Approach under U.S. Basel III. These computations are preliminary estimates as of January 20, 2015 (the date of this release) and could be subject to revision in Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2014. The methods for calculating the Firm’s risk-based capital ratios will change through 2022 as aspects of the U.S. Basel III final rule are phased in. The Firm’s capital takes into consideration regulatory capital requirements as well as capital required for organic growth, acquisitions and other business needs.

21 Tangible common equity and tangible book value per common share are non-GAAP financial measures that the Firm considers to be useful measures of capital adequacy.  Tangible common equity equals common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.  Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Dec 31, 2014	Sept 30, 2014	Dec 31, 2013	Sept 30, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013	Change
Net revenues
Institutional Securities	$3,430	$4,516	$3,343	(24%)	3%	$16,871	$15,519	9%
Wealth Management	3,804	3,773	3,716	1%	2%	14,888	14,143	5%
Investment Management	588	667	858	(12%)	(31%)	2,712	3,059	(11%)
Intersegment Eliminations	(58)	(49)	(72)	(18%)	19%	(196)	(228)	14%
Consolidated net revenues	$7,764	$8,907	$7,845	(13%)	(1%)	$34,275	$32,493	5%

Income (loss) from continuing operations before tax
Institutional Securities	$(863)	$1,227	$(1,248)	*	31%	$2,740	$946	190%
Wealth Management	736	800	715	(8%)	3%	2,985	2,604	15%
Investment Management	(6)	193	331	*	*	664	1,008	(34%)
Intersegment Eliminations	0	0	0	--	--	0	0	--
Consolidated income (loss) from continuing operations before tax	$(133)	$2,220	$(202)	*	34%	$6,389	$4,558	40%

Income (loss) applicable to Morgan Stanley
Institutional Securities	$(762)	$1,097	$(565)	*	(35%)	$2,593	$983	164%
Wealth Management	1,825	479	480	*	*	3,192	1,473	117%
Investment Management	(15)	122	180	*	*	366	519	(29%)
Intersegment Eliminations	0	0	0	--	--	0	0	--
Consolidated income (loss) applicable to Morgan Stanley	$1,048	$1,698	$95	(38%)	*	$6,151	$2,975	107%
Earnings (loss) applicable to Morgan Stanley common shareholders	$920	$1,629	$36	(44%)	*	$5,818	$2,655	119%

Earnings per basic share:
Income from continuing operations	$0.48	$0.85	$0.02	(44%)	*	$3.03	$1.42	113%
Discontinued operations	$-	$-	$-	--	--	$(0.01)	$(0.03)	67%
Earnings per basic share	$0.48	$0.85	$0.02	(44%)	*	$3.02	$1.39	117%

Earnings per diluted share:
Income from continuing operations	$0.47	$0.83	$0.02	(43%)	*	$2.96	$1.38	114%
Discontinued operations	$-	$-	$-	--	--	$(0.01)	$(0.02)	50%
Earnings per diluted share	$0.47	$0.83	$0.02	(43%)	*	$2.95	$1.36	117%

Financial Metrics:

Return on average common equity from continuing operations	5.5%	9.9%	0.3%			8.9%	4.4%
Return on average common equity	5.4%	9.9%	0.2%			8.9%	4.3%

Return on average common equity from continuing operations excluding DVA	4.6%	8.9%	1.8%			8.1%	5.0%
Return on average common equity excluding DVA	4.5%	8.9%	1.7%			8.1%	4.9%

Common Equity Tier 1 capital ratio Advanced (Transitional)	14.2%	14.4%	12.8%
Tier 1 capital ratio Advanced (Transitional)	15.9%	16.2%	15.6%

Book value per common share	$34.62	$34.16	$32.24
Tangible book value per common share	$29.63	$29.24	$27.16

Notes:	-	See page 2 of the Financial Supplement and related End Notes for significant items affecting results for the quarter ended December 31, 2014.
-
Results for the quarters ended December 31, 2014, September 30, 2014 and December 31, 2013, include positive (negative) revenue of $223 million, $215 million and $(368) million, respectively, related to the change in the fair value of certain of the Firm's long-term and short-term borrowings resulting from the fluctuation in the Firm's credit spreads and other credit factors (Debt Valuation Adjustment, DVA). The twelve months ended December 31, 2014 and December 31, 2013, include positive (negative) revenue of $651 million and $(681) million, respectively, related to the movement in DVA.

-
The return on average common equity metrics, return on average common equity excluding DVA metrics, and tangible book value per common share are non-GAAP measures that the Firm considers to be useful measures to assess operating performance and capital adequacy.

-
In the quarter ended June 30, 2014, the Firm began using the U.S. Basel III Advanced Approaches (Advanced Approach) to calculate its regulatory capital requirements.  Prior periods have not been recast to reflect the new requirements.

-
Common Equity Tier 1 capital ratio Advanced (Transitional) and the Tier 1 capital ratio Advanced (Transitional) equals Common Equity Tier 1 capital divided by risk-weighted assets (RWAs) and Tier 1 capital divided by RWAs, respectively.

	-	Book value per common share equals common equity divided by period end common shares outstanding.
	-	Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.
	-	See page 4 and related End Notes of the Financial Supplement for additional information related to the calculation of the financial metrics.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Dec 31, 2014	Sept 30, 2014	Dec 31, 2013	Sept 30, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013	Change
Revenues:
Investment banking	$1,456	$1,551	$1,559	(6%)	(7%)	$5,948	$5,246	13%
Trading	1,451	2,448	1,512	(41%)	(4%)	9,377	9,359	--
Investments	112	138	523	(19%)	(79%)	836	1,777	(53%)
Commissions and fees	1,235	1,124	1,166	10%	6%	4,713	4,629	2%
Asset management, distribution and admin. fees	2,684	2,716	2,499	(1%)	7%	10,570	9,638	10%
Other	223	373	304	(40%)	(27%)	1,096	1,066	3%
Total non-interest revenues	7,161	8,350	7,563	(14%)	(5%)	32,540	31,715	3%

Interest income	1,436	1,384	1,336	4%	7%	5,413	5,209	4%
Interest expense	833	827	1,054	1%	(21%)	3,678	4,431	(17%)
Net interest	603	557	282	8%	114%	1,735	778	123%
Net revenues	7,764	8,907	7,845	(13%)	(1%)	34,275	32,493	5%
Non-interest expenses:
Compensation and benefits	5,104	4,214	3,993	21%	28%	17,824	16,277	10%
Non-compensation expenses:
Occupancy and equipment	364	350	370	4%	(2%)	1,433	1,499	(4%)
Brokerage, clearing and exchange fees	468	437	411	7%	14%	1,806	1,711	6%
Information processing and communications	404	396	446	2%	(9%)	1,635	1,768	(8%)
Marketing and business development	186	160	190	16%	(2%)	658	638	3%
Professional services	611	522	548	17%	11%	2,117	1,894	12%
Other	760	608	2,089	25%	(64%)	2,413	4,148	(42%)
Total non-compensation expenses	2,793	2,473	4,054	13%	(31%)	10,062	11,658	(14%)

Total non-interest expenses	7,897	6,687	8,047	18%	(2%)	27,886	27,935	--

Income (loss) from continuing operations before taxes	(133)	2,220	(202)	*	34%	6,389	4,558	40%
Income tax provision / (benefit) from continuing operations	(1,225)	463	(386)	*	*	38	902	(96%)
Income (loss) from continuing operations	1,092	1,757	184	(38%)	*	6,351	3,656	74%
Gain (loss) from discontinued operations after tax	(8)	(5)	(11)	(60%)	27%	(14)	(43)	67%
Net income (loss)	$1,084	$1,752	$173	(38%)	*	$6,337	$3,613	75%
Net income applicable to redeemable noncontrolling interests	0	0	0	--	--	0	222	*
Net income applicable to nonredeemable noncontrolling interests	44	59	89	(25%)	(51%)	200	459	(56%)
Net income (loss) applicable to Morgan Stanley	1,040	1,693	84	(39%)	*	6,137	2,932	109%
Preferred stock dividend / Other	120	64	48	88%	150%	319	277	15%
Earnings (loss) applicable to Morgan Stanley common shareholders	$920	$1,629	$36	(44%)	*	$5,818	$2,655	119%

Amounts applicable to Morgan Stanley:
Income (loss) from continuing operations	1,048	1,698	95	(38%)	*	6,151	2,975	107%
Gain (loss) from discontinued operations after tax	(8)	(5)	(11)	(60%)	27%	(14)	(43)	67%
Net income (loss) applicable to Morgan Stanley	$1,040	$1,693	$84	(39%)	*	$6,137	$2,932	109%

Pre-tax profit margin	*	25%	*			19%	14%
Compensation and benefits as a % of net revenues	66%	47%	51%			52%	50%
Non-compensation expenses as a % of net revenues	36%	28%	52%			29%	36%
Effective tax rate from continuing operations	*	20.9%	*			0.6%	19.8%

Notes:	-	Pre-tax profit margin is a non-GAAP financial measures that the Firm considers to be a useful measure to assess operating performance.
-
The quarter ended December 31, 2014 included a pre-tax charge of $468 million, reflected as negative revenue, related to the incorporation of funding valuation adjustments (FVA) into the fair value measurements of certain over-the-counter derivatives: See page 15 of the Financial Supplement for additional information.

-
The quarter ended December 31, 2014, compensation and benefits included compensation expense deferral adjustments of approximately $1.1 billion: See page 15 of the Financial Supplement for additional information.

-
In the quarter ended December 31, 2014, income tax provision / (benefit) from continuing operations included a discrete tax benefit of approximately $1.4 billion related to the restructuring of a legal entity.

-
Other revenues for the quarter ended September 30, 2014 included a gain of $141 million related to the sale of a retail property space (allocated to the business segments as follows: Institutional Securities: $84 million, Wealth Management: $40 million and Investment Management: $17 million), and a gain related to the sale of TransMontaigne Inc. reported in the Institutional Securities business segment.

	-	Preferred stock dividend / other includes allocation of earnings to Participating Restricted Stock Units (RSUs).

MORGAN STANLEY
Quarterly Earnings Per Share
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Dec 31, 2014	Sept 30, 2014	Dec 31, 2013	Sept 30, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013	Change

Income (loss) from continuing operations	$1,092	$1,757	$184	(38%)	*	$6,351	$3,656	74%
Net income applicable to redeemable noncontrolling interests	0	0	0	--	--	0	222	*
Net income applicable to nonredeemable noncontrolling interests	44	59	89	(25%)	(51%)	200	459	(56%)
Net income (loss) from continuing operations applicable to noncontrolling interests	44	59	89	(25%)	(51%)	200	681	(71%)
Income (loss) from continuing operations applicable to Morgan Stanley	1,048	1,698	95	(38%)	*	6,151	2,975	107%
Less: Preferred Dividends	119	62	48	92%	148%	311	120	159%
Less: Morgan Stanley Smith Barney Joint Venture Redemption Adjustment	-	-	-	--	--	-	151	*
Income (loss) from continuing operations applicable to Morgan Stanley, prior to allocation of income to Participating Restricted Stock Units	929	1,636	47	(43%)	*	5,840	2,704	116%

Basic EPS Adjustments:
Less: Allocation of earnings to Participating Restricted Stock Units	1	2	0	(50%)	*	8	6	33%
Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$928	$1,634	$47	(43%)	*	$5,832	$2,698	116%

Gain (loss) from discontinued operations after tax	(8)	(5)	(11)	(60%)	27%	(14)	(43)	67%
Less: Gain (loss) from discontinued operations after tax applicable to noncontrolling interests	0	0	0	--	--	0	0	--
Gain (loss) from discontinued operations after tax applicable to Morgan Stanley	(8)	(5)	(11)	(60%)	27%	(14)	(43)	67%
Less: Allocation of earnings to Participating Restricted Stock Units	0	0	0	--	--	0	0	--
Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	(8)	(5)	(11)	(60%)	27%	(14)	(43)	67%

Earnings (loss) applicable to Morgan Stanley common shareholders	$920	$1,629	$36	(44%)	*	$5,818	$2,655	119%

Average basic common shares outstanding (millions)	1,920	1,923	1,905	--	1%	1,924	1,906	1%

Earnings per basic share:
Income from continuing operations	$0.48	$0.85	$0.02	(44%)	*	$3.03	$1.42	113%
Discontinued operations	$-	$-	$-	--	--	$(0.01)	$(0.03)	67%
Earnings per basic share	$0.48	$0.85	$0.02	(44%)	*	$3.02	$1.39	117%

Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$928	$1,634	$47	(43%)	*	$5,832	$2,698	116%

Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	(8)	(5)	(11)	(60%)	27%	(14)	(43)	67%

Earnings (loss) applicable to Morgan Stanley common shareholders	$920	$1,629	$36	(44%)	*	$5,818	$2,655	119%

Average diluted common shares outstanding and common stock equivalents (millions)	1,972	1,971	1,970	--	--	1,971	1,957	1%

Earnings per diluted share:
Income from continuing operations	$0.47	$0.83	$0.02	(43%)	*	$2.96	$1.38	114%
Discontinued operations	$-	$-	$-	--	--	$(0.01)	$(0.02)	50%
Earnings per diluted share	$0.47	$0.83	$0.02	(43%)	*	$2.95	$1.36	117%

Notes: -	The Firm calculates earnings per share using the two-class method as described under the accounting guidance for earnings per share. For further discussion of the Firm's earnings per share calculations, see pages 13 and 14 of the Financial Supplement and Note 14 to the consolidated financial statements in the Firm's Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.